SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant {X}

  Filed by a Party other than the Registrant {_}

  Check the appropriate box:
  {_}  Preliminary Proxy Statement
  {_} Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  {_}  Definitive Proxy Statement
  {X}  Definitive Additional Materials
  { }  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
                  -----------------------------------------
                (Name of Registrant as Specified in Its Charter)

                  -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  {X}  No fee required.

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       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___

       (4)  Proposed maximum aggregate value of transactions: ________________

       (5)  Total fee paid.
  --------
  {_}  Fee paid previously with preliminary materials.

  {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid: __________________________________________

       (2)  Form, Schedule or Registration Statement No.: ____________________

       (3)  Filing Party: ____________________________________________________

       (4)  Date Filed: ______________________________________________________


         [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                        May 30, 1997

          Mr. Peter R. Gleason
          Senior Analyst
          Institutional Shareholder Services
          7200 Wisconsin Avenue, Suite 1001
          Bethesda, Maryland  20814

          Dear Mr. Gleason:

                    Much has transpired over the past three months for Great Western Financial Corporation ("Great Western"), Washington Mutual, Inc. ("Washington Mutual") and H.F. Ahmanson & Company ("Ahmanson"). We realize that, in connection with the consent and proxy solicitations relating to the Great Western/Washington Mutual merger and Ahmanson's unsolicited acquisition proposal, you have received and reviewed a significant amount of information. Most recently Ahmanson has provided you with a lengthy letter, dated May 27, 1997, setting forth Ahmanson's position regarding a variety of issues. Great Western has reviewed Ahmanson's letter and, needless to say, it disagrees with virtually all of Ahmanson's assertions. However, at this juncture, with the Great Western and Washington Mutual stockholder votes on the merger scheduled to occur in two weeks, we are writing, on behalf of Great Western, to make only the following observations in response to Ahmanson's letter:

                    o Great Western Chose the Superior Merger. Great Western has pursued a strategic merger with Washington Mutual, and the Great Western Board is absolutely convinced that Washington Mutual is a superior merger partner. In approving the Great Western/Washington Mutual merger agreement, the Great Western Board concluded, among other things, that the Washington Mutual merger proposal was not only superior on an immediate-term value basis but also, in the Board's opinion, presented Great Western stockholders with better long-term value prospects. Great Western believes that:

                              o    The Washington Mutual merger
                                   creates a premier consumer
                                   banking franchise.

                              o    Washington Mutual, compared to
                                   Ahmanson, has a proven track
                                   record of delivering stockholder
                                   value.

                              o    A combined Great Western/Washington
                                   Mutual is financially superior to a
                                   combined Great Western/Ahmanson.

                         The benefits of the Washington Mutual
                         merger are discussed in the revised and
                         updated versions of the presentations
                         first provided to you on May 22, 1997
                         which are attached hereto.

                    o Analyst Reaction. Over the course of the past few months, many analysts have similarly espoused the merits of a Great Western/Washington Mutual merger. We have attached hereto for your review an advertisement containing a sampling of quotes from analysts.

                    o Current Value. The market has supported the determination of the Great Western Board. The current implied value of the Washington Mutual merger has been higher than that of Ahmanson's "enhanced" proposal for each trading day since May 16.* Based on the closing market prices of Washington Mutual common stock and Ahmanson common stock on May 29, 1997, the current implied value of the Washington Mutual merger was $1.09 per share higher than that of Ahmanson's "enhanced" proposal, which represents approximately $150 million in additional value for Great Western stockholders.

     --------------------
          * The current implied value is determined by reference to the respective closing prices of the Washington Mutual common stock and the Ahmanson common stock and, in the case of Ahmanson, is based on the assumption that the average closing price of the Ahmanson common stock for the applicable pricing period equals the closing price on the date in question.

                    o The Great Western Board is Overwhelmingly Independent. Nine of Great Western's 11 directors are independent of Great Western. Despite Ahmanson's repeated assertions that the loans granted to Great Western's directors under Great Western's Employee Home Loan Program are somehow relevant to the directors' independence, the fact is that they are not -- the terms of such loans will not be affected in any manner by the identity of Great Western's merger partner.

                    o    The "Commitment" of the Great Western
                         Board.  The Great Western Board is
                         committed to only one thing -- the best
                         interests of Great Western's stockholders.
                         This commitment has resulted in the
                         execution of a merger agreement with
                         Washington Mutual -- no factors have come to the Great Western Board's attention that have altered its belief that the Great Western/Washington Mutual merger is in the best interests of Great Western's stockholders. Based on all the facts, the Great Western Board remains committed to the Great Western/Washington Mutual merger.

                    o Ahmanson is a Known Entity. As a result of many years of direct competition with Ahmanson and presentations made by Great Western's outside advisors to the Great Western Board throughout the past few years, the Great Western Board and Great Western management are thoroughly familiar with the business, operations and strategic direction of Ahmanson. Based on this knowledge, the Great Western Board concluded that Ahmanson was not a good strategic fit for Great Western.

                    o    A Level Playing Field.  Ahmanson claims
                         that there is an unlevel playing field;
                         however, it was Ahmanson which sought,
                         through a carefully orchestrated campaign consisting of litigation, analyst presentations and press releases, and a proxy and consent solicitation, to stampede Great Western and its stockholders into accepting Ahmanson's inferior merger proposal and discourage other potential bidders for Great Western.

                    o    Timing.  Ahmanson claims that the
                         consummation of its proposed exchange
                         offer is on a time track similar to that of the Great Western/Washington Mutual merger. However, Washington Mutual will submit the Great Western/Washington Mutual merger to its stockholders for approval in two weeks; Ahmanson has not even filed a proxy statement with the Securities and Exchange Commission in order to solicit the approval of its stockholders -- an approval that is required for Ahmanson to consummate its proposed exchange offer.

                    As indicated above, we have also attached hereto for your review revised and updated versions Great Western's earlier presentations. These presentations reflect, among other things, Great Western's belief that Ahmanson's solicitation for three board seats and in support of by-law amendments is being undertaken solely in an effort to further Ahmanson's acquisition proposal. We appreciate your consideration of the foregoing.

                                        Sincerely,

                                        /s/ Fred B. White, III
                                        ----------------------
                                        Fred B. White, III


          [A complete copy of the advertisement filed by Great
          Western Financial Corporation with the SEC on May 27,
          1997 was attached to this letter.]


                                 May 22, 1997
                          (as updated on May 30, 1997)

                      GREAT WESTERN FINANCIAL CORPORATION

          Summary of Great Western Financial Corporation's
          Position with Respect to Issues Relating to Solicitation by H. F. Ahmanson & Company For Three Seats on Great
          Western's Board of Directors and in Support of Five
          Separate By-law Amendments

          1.   Election of Directors
               ---------------------
               o Ahmanson repeatedly asserts that its three nominees "are not committed to any particular proposal" and "will in no way be controlled by or acting at the direction of Ahmanson." This is not credible. Despite the fact that, if elected, Ahmanson's nominees will have fiduciary duties to all Great Western shareholders, they can be expected to serve Ahmanson's interests.

                    -    On April 21, 1997, the press reported a
                         statement by Charles Rinehart that
                         electing three directors to Great
                         Western's Board was key to Ahmanson's plan to take over Great Western.

                    - In Ahmanson's lawsuit relating to the date of the Annual Meeting, the Delaware Chancery Court, in a slip opinion, stated:
                         "Ahmanson was pressing the Court to ...
                         serve primarily Ahmanson's individual
                         strategic interests as a bidder, as
                         distinguished from the interests of Great
                         Western shareholders generally."

                    -    Ahmanson has agreed to indemnify each
                         Ahmanson nominee against all claims
                         incurred by such nominees in connection
                         with being a nominee and in connection
                         with being a director of Great Western if elected, including any claims for breach of fiduciary duties.

               o Throughout the past 3 months, the Great Western Board believes it has done exactly what a Board of Directors should do in responding to a bid for a company. It has always acted in the best interests of shareholders. There is no issue of attempted entrenchment. The Washington Mutual merger, based on comparative market prices of Ahmanson and Washington Mutual on March 6 (the day of announcement), delivered almost $700 million of additional value to Great Western stockholders.

                    -    We believe that without the Washington
                         Mutual merger Ahmanson would not have had any reason to modify its original proposal to exchange each Great Western share for
                         1.05 Ahmanson shares as it did on March
                         17.  The original proposal would currently
                         be worth about $967 million less than the Washington Mutual merger. Even Ahmanson's exchange offer proposal, based on comparative market prices of Ahmanson and Washington Mutual on May 29, is worth about $150 million less than the Washington Mutual merger.

               o    Great Western's Board is overwhelmingly
                    comprised of independent directors. The Board has acted reasonably, rationally, and in the best interests of its shareholders, in determining that:

                    - Washington Mutual is the superior merger partner, and

                    - The Washington Mutual merger will provide superior value to shareholders

                    (For a detailed discussion of the factors the Great Western Board considered in reaching these determinations, and the determination not to authorize Great Western management to provide information to, or engage in negotiations or discussions with, Ahmanson, see pages 38 through 43 of the Joint Proxy Statement/Prospectus of Washington Mutual and Great Western, dated May 13, 1997.) Even the current indicated values of the Ahmanson exchange offer proposal and the Washington Mutual merger are roughly equivalent, with the indicated value of the Washington Mutual merger higher on every trading day since May 16.*

     -------------------------
          * The current implied value is determined by reference to the respective closing prices of the Washington Mutual common stock and the Ahmanson common stock and, in the case of Ahmanson, is based on the assumption that the average closing price of the Ahmanson common stock for the applicable pricing period equals the closing price on the date in question.

               o In order to induce Washington Mutual to enter into the merger agreement, Great Western agreed to a standard "no shop" clause. This enables the Board to act in accordance with its fiduciary duties, but does not permit Great Western to enter into discussions with third parties, including Ahmanson, unless, after consulting with and considering the advice of its financial advisors and outside counsel, the Great Western Board determines in good faith that the failure to enter into discussions would create a reasonable possibility of a breach of its fiduciary duties. The Great Western Board's decision not to enter into discussions with Ahmanson is both reasonable and rational, and consistent with Great Western's obligations under the Washington Mutual merger agreement.

               o In the event that Great Western shareholders do not approve the Washington Mutual merger, the Board will examine all available options. This should be done by Great Western's independent Board which will serve the interests of all shareholders, without the three designees of a potential acquiror (Ahmanson) seeking to influence the Board's decisions.

               o There is no reason to question the motives or decisions of Great Western's Board, nor is there anything about Ahmanson's proposal that should cast any doubt on whether the Board has reasonably acted in the shareholders' best interests.

          2.   Proposed By-law Amendments
               --------------------------
               o    Ahmanson's five proposed By-law amendments are:

                    1.   Calling of Special Meetings of
                         Shareholders by the holders of 10% of
                         Great Western's stock.

                    2. Prohibiting persons previously defeated in an election from being appointed to fill vacancies on the Board.

                    3. Requiring an Ahmanson nominee, if elected, to serve on any executive or comparable committee of the Board.

                    4.   Specifying that certain information be
                         included in notices of Board meetings.

                    5. Providing that only shareholders may amend or repeal any By-laws adopted at the 1997 Annual Meeting.

               o These proposed By-laws should be viewed in their totality as a further effort by Ahmanson to restrict the Great Western Board's ability and flexibility in responding to the Ahmanson proposal and protecting the interests of shareholders.

               o Ahmanson seeks to portray itself as an advocate of good governance. This is empty rhetoric. These proposals are in Ahmanson's interests; not the interests of Great Western's shareholders. Not one of these proposed amendments is included in Ahmanson's own By-laws.

                    - For example, Ahmanson already has proposed ten separate By-law amendments or advisory resolutions in the consent solicitation and at the Annual Meeting. Ahmanson is engaging in three separate contested solicitations (the consent solicitation; the Annual Meeting; and the merger vote). The proposed By-law relating to Special Meetings of Shareholders could enable Ahmanson to align itself with the holders of a small minority of shares and repeatedly compel additional Special Meetings at which Ahmanson could present additional resolutions and proposed By-law amendments.

               o If Great Western's shareholders approve the Washington Mutual merger, these proposed By-law amendments will have no relevance. If the merger is not approved, Ahmanson should not be permitted to dictate or influence the Board's further responses.

          3.   The "Tone" of the Contest
               -------------------------
               o Ahmanson is unfairly seeking to blame Great Western for the "tone" of the contest. Great Western is simply pursuing a strategic merger its Board believes is in the best interests of its shareholders. Ahmanson has attacked the Washington Mutual merger on every front, and has attacked Great Western, its directors, its advisors and Washington Mutual.

               o While the "tone" is irrelevant to the outcome and the interests of Great Western's shareholders, a few points should be made.

               o Any confusion that may exist in connection with Ahmanson's consent solicitation results from
                    Ahmanson's own actions.

                    - Ahmanson, in fact, insisted at first that the 5.2 million double voted shares be counted twice. It was only after Great Western brought a lawsuit that Ahmanson changed its position.

                    - Ahmanson intentionally refused to cause a record date to be set for two of its five consent resolutions. It could easily have done so.

               o Ahmanson says Great Western did not want its shareholders to vote. This is false. The Annual Meeting was delayed until the situation stabilized and shareholders could make informed decisions. It is Ahmanson which is seeking to delay the merger vote for several months (six weeks after certification of the vote at the Annual Meeting; the certification itself could take approximately one month as was the case in the consent solicitation). If Ahmanson were truly confident it had the superior proposal, it would welcome a vote by our shareholders on the Washington Mutual merger.


     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]

                            WASHINGTON MUTUAL, INC.
                                  MERGER WITH
                      GREAT WESTERN FINANCIAL CORPORATION

                             THE EXECUTIVE SUMMARY*

                                  ISS MEETING
                                 MAY 22, 1997
                             UPDATED MAY 30, 1997

     * The following is an executive summary of certain more detailed information contained in Great Western Financial Corporation's Current Report on Form 8-K (the "Form 8-K") filed with the Securities and Exchange Commission on May 22, 1997. For further information concerning certain matters described herein see the Form 8-K.
     ------------------------------------------------------------------


     Why We Believe the WAMU Transaction Is Best For GWF Shareholders
     ------------------------------------------------------------------
     WE BELIEVE:

     o The WAMU transaction creates immediate as well as ongoing value for GWF shareholders (Page 2)

     o The WAMU transaction creates a premier consumer banking franchise (Page 3)

     o The WAMU transaction represents the low risk execution alternative for GWF shareholders (Page 4)

     o The Ahmanson Proposal utilizes questionable assumptions and relies on imprudent leverage (Page 5)

     o That WAMU, compared to Ahmanson, has a proven track record of delivering shareholder value (Page 6)

     o The pro forma combined GWF/WAMU is financially superior to a combined GWF/Ahmanson (Page 7)
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     We Believe the WAMU Transaction Creates Immediate As Well As
     Ongoing Value for GWF Shareholders
     ------------------------------------------------------------------
     o    Highly accretive to earnings per share -- 56% projected
          1999E accretion per GWF share

     o Earnings growth improved above what GWF shareholders could expect on a stand-alone basis -- 32% 1997E-1999E pro forma EPS growth versus 11% standalone EPS growth (a)

     o Capital ratios remain strong as excessive leverage is not required to produce attractive financial returns -- pro forma tangible common ratio is projected to be in excess of
          5%

     o Significant growth in net interest income driven by high projected loan originations at reasonable margins -- projected net loan growth of $11.0 and $11.4 billion for 1998E and 1999E at net interest margins of 1.66% and 1.72%, respectively

     o WAMU has a consistent record of regular dividend increases -- 29% average annual increase since 1991 (b)

          (a)  Standalone EPS growth based on First Call mean
               estimates as of May 6, 1997.
          (b) The historical pro forma dividend for GWF stockholders would be higher in a merger with Ahmanson ($1.06 per share) than in a merger with WAMU ($0.94 per share).
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     We Believe the WAMU Transaction Creates a Premier Consumer
     Banking Franchise
     ------------------------------------------------------------------
     o Will rank in top three in consumer deposit market share in California, Washington and Oregon and 5th in Florida

     o Number one-ranked originator of single family mortgage loans in Washington and Oregon, and number two-ranked in California

     o WAMU's proven consumer banking capabilities have produced cumulative average growth rates since 1993 of 7% in consumer loans, 52% in depositor fee income, 23% in retail checking accounts and 10% in total households served. These capabilities will be applied to GWF's customer base
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     We Believe the WAMU Transaction Represents the Low Risk Execution Alternative For GWF Shareholders
     ------------------------------------------------------------------
     o The WAMU management team has worked together for a significant number of years (more than 14 years average tenure vs. less than 4 for Ahmanson management) and has considerably greater experience integrating large acquisitions as compared to Ahmanson's management team
          (Since 1990, WAMU has completed 6 acquisitions with consideration greater than 10% of its standalone market capitalization prior to each purchase compared to only 1 such acquisition for Ahmanson)

     o GWF's systems are compatible with WAMU's, not with Ahmanson's. WAMU and GWF both use the Hogan system for deposit operations and Alltel for loan servicing

     o WAMU will continue to use the GWF name in California, benefiting customer retention

     o    WAMU is a friendly transaction which we believe will result
          in faster and smother integration.   Ahmanson is a hostile
          offer that has antagonized employees

     o We believe a faster solution to the situation is better for shareholders, employees and customers. WAMU is on track for a closing in early July
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     We Believe the Ahmanson Proposal Utilizes Questionable
     Assumptions and Relies On Imprudent Leverage
     ------------------------------------------------------------------
     o Ahmanson's projected cost savings are $114 million or 34% greater than WAMU's, a difference that we do not believe can be supported by Ahmanson's proposed 100 additional branch closures

     o Ahmanson's earnings are significantly more sensitive to achieving the stated cost savings target than are WAMU's. Based on the achievement of 50% of projected synergies, Ahmanson's 1999E EPS accretion/(dilution) would be 17 percentage points less than its pro forma base case versus 10 percentage points for WAMU

     o Ahmanson's EPS forecasts depend on massive share repurchases that leave little room for error -- share repurchases plus dividends are projected to equal 178% of net income through 1999E

     o Massive share repurchases will result in Ahmanson continuing to have one of the lowest consolidated tangible common equity ratios in the industry -- pro forma ranking of 92 out of 93 savings and loan holding companies (a)

     o Ahmanson's intangibles will total 58% of total equity and the amortization expense will be in excess of 25% of net income available to common stock in 1998E

     (a) This ratio relates to Ahmanson, which is a savings and loan holding company, and does not relate to its depository institution subsidiary. Such subsidiary is "well-capitalized" within the meaning of Office of Thrift Supervision rules and regulations, which are not applicable to savings and loan holding companies.
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     We Believe that WAMU, Compared To Ahmanson, Has a Proven Track Record of Delivering Shareholder Value
     ------------------------------------------------------------------
     o WAMU has consistently produced greater returns to shareholders -- ten year total return: 24% vs. 9%

     o WAMU has consistently maintained stronger asset quality and reserve coverage ratios -- NPA-to-assets: 0.93% vs. 2.06; Reserves-to-NPLs: 110% vs. 50%

     o WAMU has delivered superior growth in earnings per share and dividends per share -- annual dividend growth: 29% vs. 0%
          (a)

     o WAMU has a more attractive mix of loans and deposits and is geographically more diversified -- consumer loans: 10% vs 3%; transaction + money market + savings accounts: 42% vs. 32%

     o WAMU's loan originations have been growing while Ahmanson's have been declining -- 1994 to 1996 originations: 46%
          increase vs. 47% decrease

          (a) The historical pro forma dividend for GWF stockholders would be higher in a merger with Ahmanson ($1.06 per share) than in a merger with WAMU ($0.94 per share).
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     We Believe the Pro Forma Combined GWF/WAMU Is Superior To a
     Combined GWF/Ahmanson
     ------------------------------------------------------------------
     o GWF shareholders, for each GWF share, will receive greater earnings and book value in a WAMU transaction than in an Ahmanson transaction (see page 8)

     o A combination with WAMU will produce higher growth rates in EPS and book value than a combination with Ahmanson which should result in higher valuation multiples for WAMU (see page 8)

     o Return on assets and equity are materially higher in a combination with WAMU (see page 8)

     o    Capital, asset quality and reserve coverage ratios are
          significantly stronger in a combination with WAMU (see page
          8)
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     We Believe the Pro Forma Combined GWF/WAMU Is Superior To a
     Combined GWF/Ahmanson
     ------------------------------------------------------------------

                                                       WAMU                Ahmanson
                                                       Transaction         Proposal
                                                       -----------         --------
      EPS
      ---
         1999E Accretion to GWF Shareholder (a)        56%                 39%

         1997E-1999E Growth                            32%                 22% (b)

      Capital
      -------
          12/31/97E Tangible Common Equity Ratio       4.91% (c)           3.46% (b)
                                                       and projected       and projected
                                                       to increase         to be flat

          12/31/97E Tangible Book Value per GWF        $19.28              $12.22 (b)
           Share

          1997E-1999E Growth in Tangible Book          20%                 3%(b)
           Value per Share

      Returns
      -------
          1999E Return on Assets                       1.35% (c)           0.98% (b)

          1999E Return on Common Equity                23.1% (c)           11.7% (b)

      Asset Quality
      -------------
          NPAs/Assets @ 3/31/97                        0.94% (d)           1.35% (d)

          Reserves/NPLs @ 3/31/97                      119% (d) (e)        83% (d) (e)

     (a) Relative to First Call mean estimates for 1998E. 1999E assumes 10% EPS growth over 1998E First Call mean estimate.
     (b)  Based on Ahmanson's March 25, 1997 Press Release.
     (c)  Based on data presented in or underlying WAMU's S-4
          Registration Statement dated March 13, 1997 and recent transaction-related analyst presentations. Assumes 10% annual growth rate of tangible assets, for illustrative purposes.
     (d)  NPL and NPA ratios exclude restructured loans.
     (e)  Reflects $100 million increase in loan loss reserves.

     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     GWF Per Share Deal Value -- WAMU & Ahmanson
     ------------------------------------------------------------------
     [Graph with two lines, one solid line for WAMU Transaction and one dotted line for Ahmanson Proposal]

     [Horizontal line:  date hash-marks at two-week intervals (2/18/97
     - 5/29/97); Vertical line: Per GWF Share Deal Value (40.00 - 52.00)]

                         Ahmanson            WAMU
     Date                Proposal            Transaction
     ----                --------            -----------

     2/18                $ 47.12
     2/19                  45.28
     2/20                  44.10
     2/21                  43.18
     2/24                  44.36
     2/25                  43.58
     2/26                  44.10
     2/27                  44.10
     2/28                  43.18
     3/03                  43.71
     3/04                  43.44
     3/05                  44.10
     3/06                  42.79             $ 47.70
     3/07                  44.23               47.59
     3/10                  44.49               48.94
     3/11                  43.84               49.05
     3/12                  43.31               47.93
     3/13                  42.39               46.46
     3/14                  42.26               45.34
     3/17                  47.70               46.01
     3/18                  46.80               45.45
     3/19                  47.55               45.45
     3/20                  47.40               45.45
     3/21                  47.25               45.11
     3/24                  46.95               45.23
     3/25                  46.50               46.07
     3/26                  46.65               45.45
     3/27                  44.85               44.61
     3/31                  43.65               43.48
     4/01                  44.40               43.31
     4/02                  43.65               42.53
     4/03                  43.80               43.59
     4/04                  42.45               42.92
     4/07                  42.60               43.14
     4/08                  44.55               44.44
     4/09                  44.25               43.26
     4/10                  44.70               42.98
     4/11                  42.30               40.95
     4/14                  42.30               41.74
     4/15                  44.40               42.86
     4/16                  43.95               42.08
     4/17                  43.95               42.53
     4/18                  43.20               41.96
     4/21                  42.90               41.85
     4/22                  43.20               41.63
     4/23                  43.95               42.08
     4/24                  43.65               41.40
     4/25                  42.60               40.84
     4/28                  43.65               40.95
     4/29                  44.40               42.08
     4/30                  45.75               44.44
     5/01                  45.45               43.43
     5/02                  47.40               45.45
     5/05                  47.85               46.46
     5/06                  48.90               47.42
     5/07                  47.25               46.69
     5/08                  47.70               47.19
     5/09                  47.25               46.97
     5/12                  48.00               47.42
     5/13                  48.00               47.08
     5/14                  49.20               48.71
     5/15                  49.05               48.88
     5/16                  49.65               49.95
     5/19                  49.80               50.29
     5/20                  50.00               50.40
     5/21                  49.05               50.01
     5/22                  49.50               49.56
     5/23                  48.60               49.39
     5/27                  47.55               48.49
     5/28                  47.40               48.66
     5/29                  47.40               48.49

     [Graphics:  arrow pointing to Ahmanson Proposal line at
     coordinate (02/18/97, 47.12) with text box: 02/18/97 Ahmanson launches a hostile bid for GWF at an exchange ratio of 1.05x; arrow pointing to WAMU Transaction line at coordinate (03/06/97, 47.70) with text box: 03/06/97 WAMU announces merger agreement with GWF at an exchange ratio of 0.9x; arrow pointing to Ahmanson Proposal line at coordinate (03/17/97, 47.70) with text box:
     03/17/97 Ahmanson moves to floating exchange ratio with collar
     (1.2x - 1.1x)]
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     Exchange Ratio Analysis -- Ahmanson Proposal
     ------------------------------------------------------------------
     [Graph appears here. Horizontal line: Ahmanson Stock Price ($37.00 - $50.00); Vertical line: Offer Value Per GWF Share ($44.00 - 56.00); To the right of vertical line appears a subtitle: 1.20x Exchange Ratio; followed by a vertical line:
     $41.67; followed by a subtitle: 1.20 to 1.10x Exchange Ratio $50 Offer; followed by a vertical line: $45.45; followed by a subtitle: 1.10x Exchange Ratio; Diagonal line from coordinates (37.00, 44.40) to (41.67, 50.00) becoming a horizontal line from coordinates (41.67, 50.00) to (45.45, 50.00) becoming a diagonal line from coordinates (45.45, 50.00) to (50.00, 55.00); graphic: arrow with text: Current Ahmanson Price pointing to coordinate (39.50, 47.40) with dashed vertical and horizontal lines from that coordinate to the horizontal and vertical axes of the graph.]
     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]


     Comparison of Upside Potential (a)
     ------------------------------------------------------------------

                                  WAMU Transaction                                            Ahmanson Proposal
                         --------------------------------------       -------------------------------------------------------------
     Change In                     Exchange       Implied Value                      Exchange       Implied Value           WAMU
     Stock Price         Price     Ratio          Per GWF Share       Price(c)       Ratio          Per GWF Share       Superiority
     -----------         -----     -----          -------------       -------        --------       ------------        -----------

     Current (b)         $53.88    0.90x          $48.49             $39.50          1.20x          $47.40              $1.09

     5% Appreciation      56.57    0.90            50.91              41.48          1.20           49.77               1.14

     10% Appreciation     59.26    0.90            53.34              43.45          1.15           50.00               3.34

     15% Appreciation     61.96    0.90            55.76              45.43          1.10           50.00               5.76

     (a)  Reflects pre-merger values only.
     (b)  As of May 29, 1997.
     (c) Ahmanson's exchange offer ratio would be fixed based upon the average closing price of Ahmanson stock for the 20 trading days prior to the third trading day prior to the expiration of its exchange offer, or in the event of a merger with Great Western, the 20 trading days prior to the receipt of OTS approval. Shown figures assume the average closing price for the 20 day period was equal to the closing price on that date.

     ------------------------------------------------------------------
     [Washington Mutual Logo]                      [Great Western Logo]